Exhibit 99.1

News Release	JBT Corporation
70 W. Madison Suite 4400 Chicago, IL 60602

For Release: IMMEDIATE

Investors:	Debarshi Sengupta	+1 312. 861.6933
Media:	Jeff Miller	+1 312. 861.6461

JBT Corporation Announces Preliminary Third Quarter 2012 Results and Updates Full Year Guidance

Highlights (Continuing Operations):

o	Inbound orders and backlog increased substantially both year-over-year and sequentially

o	Segment operating profit margin of over 8 percent expanded approximately 100 basis points

o	Strong cash flow generated from operating activities resulted in record low level of debt, net of cash, of approximately $92 million at quarter-end

o	Diluted earnings per share from continuing operations expected to be $0.19 to $0.21, as revenue declined due to a shift in delivery schedules of several orders

o	Updated full-year diluted earnings per share guidance to $1.22 to $1.28

CHICAGO, October 22, 2012—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today announced preliminary third quarter 2012 results.

The Company expects third quarter inbound orders to be approximately $260 million and backlog to be approximately $345 million, representing a year-over-year increase of 22 percent and 11 percent, respectively, and a sequential increase of 7 percent and 12 percent, respectively.

Third quarter revenue is expected to be approximately $205 million, a decline of 11 percent from the prior-year quarter primarily due to shifts in delivery schedules of several orders. Segment operating profit is expected to be approximately $17 million, an increase of 3 percent from the prior-year period. Segment operating profit margin of over 8 percent expanded approximately 100 basis points, largely driven by gross margin expansion across both JBT FoodTech and JBT AeroTech. Despite the improved performance at the segment level, consolidated operating income for the third quarter is expected to be approximately $10 million, down 28 percent from last year's third quarter. This decrease is largely attributable to almost $4 million in mark-to-market gains reported on foreign currency transactions in the third quarter of last year, relative to a small loss expected in the third quarter of this year. Third quarter diluted earnings per share from continuing operations is expected to be in the range of $0.19 to $0.21, including a lower tax rate in the quarter, compared to $0.28 in the third quarter of 2011. Year-to-date cash generated from operating activities is expected to total approximately $69 million, resulting in a record low level of debt, net of cash, of approximately $92 million at quarter-end.

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“We are pleased with the margin expansion, strong cash flow and healthy order activity in the third quarter, as well as our backlog position at quarter-end. Unfortunately, the shift in delivery schedules resulted in earnings that fell short of our expectations,” said Charlie Cannon, Chairman and Chief Executive Officer. “We are projecting a record fourth quarter performance given current backlog position and continued savings from our cost reduction initiatives. However, as a result of lower than previously forecasted sales volume and further shifts in delivery schedules to 2013 of certain large orders, we are updating our full-year earnings guidance range to $1.22 to $1.28,” concluded Cannon.

The above preliminary results are subject to completion of the Company's normal quarter-end accounting procedures, including a review by the Company's independent registered public accounting firm, which could result in variations from these preliminary estimates.

Third Quarter Preliminary Results Conference Call

The Company will hold a conference call at 11:00 AM EDT on Tuesday, October 23, 2012 to discuss the above preliminary third quarter 2012 results. The call can be accessed live by dialing (877) 235-3250 or (706) 643-5005 and using conference ID 39785116, or through the Investor Relations link on JBT Corporation's website at http://ir.jbtcorporation.com. An online audio replay of the call will be available on the Company's Investor Relations website at approximately 2:30 PM EDT on October 23, 2012.

Third Quarter Earnings Release and Conference Call Schedule

The Company will report full third quarter 2012 financial results after the market closes on Monday, November 5, 2012. A conference call is scheduled for 10:00 a.m. EST on Tuesday, November 6, 2012. Participants may access the conference call by dialing (877) 235-3250 or (706) 643-5005 and using conference ID 39787969, or through the Investor Relations link on JBT Corporation's website at http://ir.jbtcorporation.com. An online audio replay of the call will be available on the Company's Investor Relations website at approximately 1:30 PM EST on November 6, 2012.

JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries. JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment. JBT Corporation employs approximately 3,200 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries. For more information, please visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company's ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company's 2011 Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company's website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.